                                                Filed pursuant to Rule 424(b)(3)
                                                Registration No. 333-36178


       Prospectus Supplement No. 153 to the Prospectus dated May 8, 2000 and the Prospectus Supplement dated May 10, 2000

[Goldman Sachs Logo]
                                  $20,000,000

                         THE GOLDMAN SACHS GROUP, INC.
                          Medium-Term Notes, Series B
                             ----------------------

                     0.25% Exchangeable Index-Linked Notes
                              due November 7, 2005
                      (Linked to the Nasdaq-100 Index(R))
                             ----------------------

Each note being offered has the terms described beginning on page S-6, including the following:

                               SUMMARY OF TERMS:

ISSUER: The Goldman Sachs Group, Inc.

INDEX: the Nasdaq-100 Index(R), as published by The Nasdaq Stock Market(R).

FACE AMOUNT: as specified in the note; $20,000,000 in the aggregate for all the offered notes

ORIGINAL ISSUE PRICE: 100% of the face amount

TRADE DATE: October 31, 2000

ORIGINAL ISSUE DATE (SETTLEMENT DATE): November 7, 2000

STATED MATURITY DATE: November 7, 2005 unless extended for up to six business days

INTEREST RATE (COUPON): 0.25% each year

- interest payment dates: each May 7 and November 7, beginning on May 7, 2001

- regular record dates: the business day before the related interest payment date as long as the note is in global form

PRINCIPAL AMOUNT: on the stated maturity date, Goldman Sachs will pay the holder of the note cash equal to 100% of the outstanding face amount of the note, unless the holder exercises the exchange right, Goldman Sachs exercises the call right or an automatic exchange occurs

EXCHANGE RIGHT: the holder may elect to exchange the note, in whole or in part at any time, for a cash amount equal to the exchange value on the exchange notice date times the face amount exchanged divided by $1,000

EXCHANGE VALUE: a cash amount equal to the product of the exchange rate and the closing level of the index on the relevant date

EXCHANGE RATE: 0.25262

CALL RIGHT: Goldman Sachs may redeem the offered notes in whole, but not in part, after the interest payment date on November 7, 2002, at 100% of the outstanding face amount plus accrued interest to the redemption date, provided, however, that the holder will be entitled to the benefit, if any, of an automatic exchange

REFERENCE INDEX LEVEL (AS DETERMINED ON THE TRADE DATE): 3,148.00

LISTING: application will be made to list the offered notes on the American
  Stock Exchange on or after the original issue date

NET PROCEEDS TO THE GOLDMAN SACHS GROUP, INC.: 99.65% of the face amount

CALCULATION AGENT: Goldman, Sachs & Co.

BUSINESS DAY: as described on page S-13

                             ----------------------
    See "Additional Risk Factors Specific to Your Note" beginning on page S-2 to read about investment risks relating to the offered notes.
                             ----------------------
    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ----------------------
    Goldman Sachs may use this prospectus supplement in the initial sale of the offered notes. In addition, Goldman, Sachs & Co. or any other affiliate of Goldman Sachs may use this prospectus supplement in a market-making transaction in an offered note after its initial sale. UNLESS GOLDMAN SACHS OR ITS AGENT INFORMS THE PURCHASER OTHERWISE IN THE CONFIRMATION OF SALE, THIS PROSPECTUS SUPPLEMENT IS BEING USED IN A MARKET-MAKING TRANSACTION.

    The Nasdaq-100(R), Nasdaq-100 Index(R) and Nasdaq(R) are trade or service marks of The Nasdaq Stock Market, Inc. (which with its affiliates are the Corporations) and are licensed for use by The Goldman Sachs Group, Inc. The notes have not been passed on by the Corporations as to their legality or suitability. The notes are not issued, endorsed, sold, or promoted by the Corporations. THE CORPORATIONS MAKE NO WARRANTIES AND BEAR NO LIABILITY WITH RESPECT TO THE NOTES.
                              GOLDMAN, SACHS & CO.
                             ----------------------

                 Prospectus Supplement dated October 31, 2000.
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                 ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTE

An investment in your note is subject to the risks described below, as well as the risks described under "Considerations Relating to Indexed Securities" in the accompanying prospectus dated May 8, 2000. Your note is a riskier investment than ordinary debt securities. Also, your note is not equivalent to investing directly in the index stocks, i.e., the stocks comprising the index to which your note is linked. You should carefully consider whether the offered notes are suited to your particular circumstances.

                      THE MARKET PRICE OF YOUR NOTE MAY BE
                    INFLUENCED BY MANY UNPREDICTABLE FACTORS

      The following factors, many of which are beyond our control, will influence the value of your note:

- the index level;

- the volatility -- i.e., the frequency and magnitude of changes in the level of the index;

  -- As indicated under "The Index -- Historical Closing Levels of the Index", the level of the index has been highly volatile at times. It is impossible to predict whether the index level will rise or fall;

- the dividend rate on the index stocks;

- economic, financial, regulatory and political events that affect stock markets generally and the market segment of which the index stocks are a part, and which may affect the level of the index;

- interest and yield rates in the market;

- the time remaining until your note matures; and

- our creditworthiness.

These factors will influence the price you will receive if you sell your note prior to maturity. You cannot predict the future performance of the index based on its historical performance.

    YOUR RETURN ON YOUR NOTE WILL NOT REFLECT THE RETURN ON THE INDEX STOCKS

      The index sponsor calculates the level of the index by reference to the prices of the common stocks included in the index without taking account of the value of dividends paid on those stocks. As a result, the return on your note will not reflect the return you would realize if you actually owned the stocks included in the index and received the dividends paid on those stocks.

                       TRADING AND OTHER TRANSACTIONS BY
                       GOLDMAN SACHS IN SECURITIES LINKED
                         TO THE INDEX STOCKS MAY IMPAIR
                             THE VALUE OF YOUR NOTE

      As we describe under "Use of Proceeds and Hedging" below, we, through Goldman, Sachs & Co. or one or more of our other affiliates, have hedged our obligations under the offered notes by purchasing some or all of the index stocks, options or futures on the index or index stocks or other instruments linked to the index or index stocks and may adjust the hedge by, among other things, purchasing or selling any of the foregoing at any time and from time to time. Any of these hedging activities may adversely affect the index level -- directly or indirectly by affecting the price of the index stocks -- and, therefore, the value of your note. It is possible that we, through our affiliates, could receive substantial returns with respect to our hedging activities while the value of your note may decline. See "Use of Proceeds and Hedging" for a further discussion of securities transactions in which we or one or more of our affiliates may engage.

      Goldman, Sachs & Co. and our other affiliates may also engage in trading in one or more of the index stocks or instruments linked to the index or index stocks for their proprietary accounts, for other accounts under their management or to facilitate transactions, including block transactions, on behalf of customers. Any of these activities of Goldman, Sachs & Co. or our other affiliates

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could adversely affect the index level -- directly or indirectly by affecting the price of the index stocks -- and, therefore, the value of your note. We may also issue, and Goldman, Sachs & Co. and our other affiliates may also issue or underwrite, other securities or financial or derivative instruments with returns linked to changes in the level of the index or one or more of the index stocks. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the value of your note.

      The indenture governing your note does not contain any restriction on our ability or the ability of any of our affiliates to purchase or sell all or any portion of the index stocks or instruments linked to those stocks.

                       IF THE LEVEL OF THE INDEX CHANGES,
                       THE MARKET VALUE OF YOUR NOTE MAY
                         NOT CHANGE IN THE SAME MANNER

      Your note may trade quite differently from the index. Changes in the level of the index may not result in a comparable change in the market value of your note. We discuss some of the reasons for this disparity under "-- The Market Price of Your Note May Be Influenced by Many Unpredictable Factors" above.

                         YOU HAVE NO SHAREHOLDER RIGHTS
                         OR RIGHTS TO RECEIVE ANY STOCK

      Investing in your note will not make you a holder of any of the index stocks. Neither you nor any other holder or owner of your note will have any voting rights, any right to receive dividends or other distributions or any other rights with respect to the index stocks. Your note will be paid in cash, and you will have no right to receive delivery of any index stocks.

                  OUR BUSINESS ACTIVITIES MAY CREATE CONFLICTS
                         OF INTEREST BETWEEN YOU AND US

      As we have noted above, Goldman, Sachs & Co. and our other affiliates have engaged in, and expect to engage in, trading activities related to the index and the index stocks that are not for your account or on your behalf. These trading activities may present a conflict between your interest in your note and the interests Goldman, Sachs & Co. and our other affiliates will have in their proprietary accounts, in facilitating transactions, including block trades, for their customers and in accounts under their management. These trading activities, if they influence the level of the index, could be adverse to your interests as a beneficial owner of your note.

      Goldman, Sachs & Co. and our other affiliates may, at present or in the future, engage in business with the issuers of the index stocks, including making loans to or equity investments in those companies or providing advisory services to those companies. These services could include merger and acquisition advisory services. These activities may present a conflict between the obligations of Goldman, Sachs & Co. or another affiliate of Goldman Sachs and your interests as a beneficial owner of a note. Moreover, one or more of our affiliates have published and in the future expect to publish research reports with respect to some or all of the issuers of the index stocks. Any of these activities by any of our affiliates may affect the level of the index and, therefore, the value of your note.

                   AS CALCULATION AGENT, GOLDMAN, SACHS & CO.
                        WILL HAVE THE AUTHORITY TO MAKE
                      DETERMINATIONS THAT COULD AFFECT THE
                        MARKET VALUE OF YOUR NOTE, WHEN
                        YOUR NOTE MATURES AND THE AMOUNT
                            YOU RECEIVE AT MATURITY

      As calculation agent for your note, Goldman, Sachs & Co. will have discretion in making various determinations that affect your note including determining the closing level of the index, which we will use to calculate how much cash we must pay if your note is exchanged; and determining whether to postpone the stated maturity date, or any day on which your note is to be redeemed or exchanged, because of a market disruption event. See "Specific Terms of Your Note". The exercise of this discretion by Goldman, Sachs & Co. could adversely affect the value of your note and may present Goldman, Sachs & Co. with a conflict of interest of the kind described above under "-- Our Business
                                       S-3
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Activities May Create Conflicts of Interest Between You and Us".

THE POLICIES OF THE INDEX SPONSOR AND CHANGES THAT AFFECT THE INDEX OR THE INDEX
    STOCKS COULD AFFECT THE AMOUNT PAYABLE ON YOUR NOTE AND ITS MARKET VALUE

      The policies of the index sponsor concerning the calculation of the index level, additions, deletions or substitutions of index stocks and the manner in which changes affecting the index stocks or their issuers, such as stock dividends, reorganizations or mergers, are reflected in the index level could affect the index level and, therefore, the amount payable on your note on the stated maturity date and the market value of your note prior to that date. The amount payable on your note and its market value could also be affected if the index sponsor changes these policies, for example by changing the manner in which it calculates the index level, or if the index sponsor discontinues or suspends calculation or publication of the index level, in which case it may become difficult to determine the market value of your note. If events such as these occur, or if the index level is not available on the determination date because of a market disruption event or for any other reason, the calculation agent -- which initially will be Goldman, Sachs & Co., our affiliate -- may determine the final index level -- and thus the amount payable on the stated maturity date -- in a manner it considers appropriate, in its sole discretion. We describe the discretion that the calculation agent will have in determining the final index level and the amount payable on your note more fully under "Specific Terms of Your Note -- Discontinuance or Modification of the Index" and "-- Role of Calculation Agent".

                   THERE IS NO AFFILIATION BETWEEN THE INDEX
                      STOCK ISSUERS AND US, AND WE ARE NOT
                         RESPONSIBLE FOR ANY DISCLOSURE
                           BY THE INDEX STOCK ISSUERS

      Goldman Sachs is not affiliated with the issuers of the index stocks or the index sponsor. As we have told you above, however, we or our affiliates may currently or from time to time in the future engage in business with the index stock issuers. Nevertheless, neither we nor any of our affiliates assumes any responsibility for the adequacy or accuracy of any publicly available information about the index stock issuers.

      Neither the index sponsor nor the index stock issuers are involved in this offering of your note in any way and none of them have any obligation of any sort with respect to your note. Thus, neither the index sponsor nor the index stock issuers have any obligation to take your interests into consideration for any reason, including in taking any corporate actions that might affect the value of your note.

                             YOUR NOTE MAY NOT HAVE
                            AN ACTIVE TRADING MARKET

      Although we will apply to have your note listed on the American Stock Exchange on or after the original issue date, there may be little or no secondary market for your note. Even if a secondary market for your note develops, it may not provide significant liquidity and we expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your note in any secondary market could be substantial.

                     WE CAN REDEEM YOUR NOTE AT OUR OPTION

      After the interest payment date on November 7, 2002, we will be permitted to redeem your note at our option. Even if we do not exercise our option to redeem your note, our ability to do so may adversely affect the value of your note.

                   WE CAN POSTPONE THE STATED MATURITY DATE,
                       ANY EXERCISE OF THE EXCHANGE RIGHT
                             AND ANY CALL DATE IF A
                         MARKET DISRUPTION EVENT OCCURS

      If the calculation agent determines that, on the determination date, a market disruption event has occurred or is continuing, the determination date will be postponed until the first business day on which no market disruption event occurs or is continuing. As a result, the stated maturity date for your note will also be postponed, although not by more

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than six business days. Thus, you may not receive the payment that we are obligated to make on the stated maturity date until after the originally scheduled due date.

      In addition, if the calculation agent determines that a market disruption event has occurred or is continuing on any day on which the holder seeks to exercise the exchange right, the exercise will be postponed to the first business day on which no market disruption event occurs or is continuing, although not by more than five business days. Similarly, if we exercise our call right and notify the holder of the date we select for redemption, we may nevertheless postpone the call date for up to five business days because of a market disruption event.

      If your note is to be exchanged, then the amount of cash we pay will be based on the closing level of the index on the day the exchange right is deemed to be exercised. If that level is not available on that day because of a market disruption event or for any other reason, the calculation agent will nevertheless determine that level based on its assessment, made in its sole discretion, of the level of the index at that time. The calculation agent may take similar steps in connection with an automatic exchange.

   CERTAIN CONSIDERATIONS FOR INSURANCE COMPANIES AND EMPLOYEE BENEFIT PLANS

      Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call "ERISA", or the Internal Revenue Code of 1986, as amended, including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the offered notes with the assets of the insurance company or the assets of such a plan should consult with its counsel regarding whether the purchase or holding of the offered notes could become a "prohibited transaction" under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the offered notes. This is discussed in more detail under "Employee Retirement Income Security Act" below.

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                          SPECIFIC TERMS OF YOUR NOTE

Please note that in this section entitled "Specific Terms of Your Note", references to "The Goldman Sachs Group, Inc.", "we", "our" and "us" mean only The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries, while references to "Goldman Sachs" mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries. References to "holders" mean those who own notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not indirect holders who own beneficial interests in notes registered in street name or in notes issued in book-entry form through The Depository Trust Company. Please review the special considerations that apply to indirect holders in the accompanying prospectus, under "Legal Ownership and Book-Entry Issuance". Also, references to the "accompanying prospectus" mean the accompanying Prospectus dated May 8, 2000, as supplemented by the accompanying Prospectus Supplement dated May 10, 2000, of The Goldman Sachs Group, Inc.

      We refer to the notes offered in this prospectus supplement, including your note, as the offered notes. The offered notes are part of a series of debt securities, entitled "Medium-Term Notes, Series B", that we may issue under the indenture from time to time. This prospectus supplement summarizes specific financial and other terms that apply to the offered notes, including your note; terms that apply generally to all Series B medium-term notes are described in "Description of Notes We May Offer" in the accompanying prospectus. The terms described here supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

      In addition to those described on the front cover page, the following terms will apply to your note:

SPECIFIED CURRENCY:

- principal: U.S. dollars

- interest: U.S. dollars

FORM OF NOTE:

- global form only: yes, at DTC

- non-global form available: no

DENOMINATIONS: any note registered in the name of a holder must have a face amount of $1,000 or any multiple of $1,000.

DEFEASANCE APPLIES AS FOLLOWS:

- full defeasance: no

- covenant defeasance: no

OTHER TERMS:

- the default amount will be payable on any acceleration of the maturity of your note as described below under "-- Special Calculation Provisions"

- a business day for your note will not be the same as a business day for our other Series B medium-term notes, as described below under "-- Special Calculation Provisions"

      Please note that the information about the original issue date, original issue price and net proceeds to The Goldman Sachs Group, Inc. on the front cover page relates only to the initial sale of the notes. If you have purchased your note in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

      We describe the terms of your note in more detail below.

                     INDEX, INDEX SPONSOR AND INDEX STOCKS

      In this prospectus supplement, when we refer to the index, we mean the index specified on the front cover, or any successor index, as it may be modified, replaced or adjusted from time to time as described below under "-- Discontinuance or

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Modification of the Index". When we refer to the index sponsor as of any time, we mean the entity, including any successor sponsor, that determines and publishes the index as then in effect. When we refer to the index stocks as of any time, we mean the stocks that comprise the index as then in effect, after giving effect to any additions, deletions or substitutions.

                  PAYMENT OF PRINCIPAL ON STATED MATURITY DATE

      On the stated maturity date, we will pay as principal, to the holder of your note, cash in an amount equal to 100% of the outstanding face amount of your note, unless:

- the holder exercises the right to exchange your note as described below under "-- Holder's Exchange Right" or

- we exercise our right to redeem your note as described below under "-- Our Call Right" or

- your note is automatically exchanged as described below under "-- Automatic Exchange".

If your note is exchanged in part, we will make the cash payment described above on the portion that remains outstanding on the stated maturity date.

STATED MATURITY DATE

      The stated maturity date will be November 7, 2005 unless that day is not a business day, in which case the stated maturity date will be the next following business day. If the fifth business day before this applicable day is not the determination date described below, however, then the stated maturity date will be the fifth business day following the determination date, provided that the stated maturity date will never be later than the fifth business day after November 7, 2005 or, if November 7, 2005 is not a business day, later than the sixth business day after November 7, 2005. The calculation agent may postpone the determination date -- and therefore the stated maturity date -- if a market disruption event occurs or is continuing on a day that would otherwise be the determination date. We describe market disruption events below under "-- Special Calculation Provisions".

DETERMINATION DATE

      The determination date will be the fifth business day prior to November 7, 2005 unless the calculation agent determines that a market disruption event occurs or is continuing on that fifth prior business day. In that event, the determination date will be the first following business day on which the calculation agent determines that a market disruption event does not occur and is not continuing. In no event, however, will the determination date be later than November 7, 2005 or, if November 7, 2005 is not a business day, later than the first business day after November 7, 2005.

                  DISCONTINUANCE OR MODIFICATION OF THE INDEX

      If the index sponsor discontinues publication of the index and the index sponsor or anyone else publishes a substitute index that the calculation agent determines is comparable to the index, then the calculation agent will determine the amount payable by reference to the substitute index. We refer to any substitute index approved by the calculation agent as a successor index.

      If the calculation agent determines that the publication of the index is discontinued and there is no successor index, or that the level of the index is not available because of a market disruption event or for any other reason on the determination date or other relevant date, the calculation agent will determine the amount payable by reference to a group of stocks and a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the index.

      If the calculation agent determines that the index, the stocks comprising the index or the method of calculating the index is changed at any time in any respect -- including any addition, deletion or substitution and any reweighting or rebalancing of index stocks and whether the change is made by the index sponsor under its existing policies or following a modification of those policies, is due to the publication of a successor index,

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is due to events affecting one or more of the index stocks or their issuers or is due to any other reason -- then the calculation agent will be permitted (but not required) to make such adjustments in the index or the method of its calculation as it believes are appropriate to ensure that the index level used to determine the amount payable is equitable.

      All determinations and adjustments to be made by the calculation agent with respect to the index may be made by the calculation agent in its sole discretion.

                            HOLDER'S EXCHANGE RIGHT

      If the holder of your note satisfies the conditions described under "-- Exercise Requirements" below, the holder may elect to exchange the outstanding face amount of your note, in whole or in part at any time and from time to time, for a cash amount equal to the exchange value on the exchange notice date times the face amount exchanged divided by $1,000. The cash payment will be made on the exchange date and in the manner we describe under "-- Manner of Payment" below. We describe the exchange notice date, the exchange date and the closing level under "-- Exercise Requirements" below.

      Partial exchanges will be permitted only if the portion of the face amount exchanged is a multiple of $1,000 and only if the unexchanged portion is an authorized denomination, as described under "-- Denominations" above.

      If we exercise our call right, the holder will be entitled to the benefit, if any, of an automatic exchange but otherwise will no longer be permitted to exercise the exchange right. We describe these matters under "-- Our Call Right" and "-- Automatic Exchange" below.

      If you decide to exchange your note, you may lose the right to receive interest on your note for the interest period in which the exchange occurs, as described under "-- Interest Payments" below.

EXCHANGE VALUE

      The exchange value will be a cash amount equal to the product of the exchange rate of 0.25262 and the closing level of the index on the relevant date. The calculation agent will determine the closing level of the index on the exchange notice date described below as calculated and published by the index sponsor. However, the calculation agent will have discretion to adjust the closing index level or to determine it in a different manner as described above under "-- Discontinuance or Modification of the Index".

EXERCISE REQUIREMENTS

      To exercise the exchange right, the following requirements must be satisfied on any day that qualifies as a business day and before the exchange right expires:

- Both the trustee and the calculation agent must receive a properly completed and signed notice of exchange, in the form attached to this prospectus supplement, specifying the outstanding face amount of your note to be exchanged. Delivery must be made by facsimile as provided in the attached notice of exchange.

- If your note is in global form, you or the bank or broker through which you hold your interest in the portion of your note being exchanged must enter an order to have that interest transferred on the books of the depositary to the account of the trustee at the depositary and the trustee must receive and accept the transfer, all in accordance with the applicable procedures of the depositary. If the trustee receives and accepts the transfer by 3:00 P.M., New York City time, on any business day, this requirement will be deemed satisfied as of 11:00 A.M. on the same business day. To insure timely receipt and acceptance, transfer orders should be entered with the depositary well in advance of the 3:00 P.M. deadline.

- If your note is not in global form, the trustee must receive the certificate representing your note.

- If your note is not in global form and the exchange date occurs after a regular

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  record date and before the related interest payment date, the trustee must receive cash in an amount equal to the interest payable on the exchanged portion of your note on the interest payment date, as provided in the fourth rule described under "-- Interest Payments" below.

If your note is not in global form, deliveries of certificates and cash to the trustee must be made by mail or another method acceptable to the trustee, to the address stated in the attached form of notice of exchange or at any other location that the trustee may provide to the holder for this purpose in the future.

      The calculation agent will, in its sole discretion, resolve any questions that may arise as to the validity of a notice of exchange or as to whether and when the required deliveries have been made. Once given, a notice of exchange may not be revoked.

   Questions about the exercise requirements should be directed to the trustee, at the number and location stated in the attached notice of exchange.

      EXCHANGE NOTICE DATE. If the required deliveries described under "-- Exercise Requirements" above occur by 11:00 A.M., New York City time, on a business day, that day will be the exchange notice date for the exchange. If the required deliveries occur after that time on a business day, the next business day will be the exchange notice date for the exchange. In all cases, however, the required deliveries must occur before the exchange right expires as described below.

      EXCHANGE DATE. If the exchange right is exercised, we will pay the cash due on the exchange on the fifth business day after the exchange notice date. We refer to that due date as the exchange date.

      EXPIRATION OF EXCHANGE RIGHT. In all cases, the required deliveries described under "-- Exercise Requirements" above must occur no later than 11:00 A.M., New York City time, on the business day before the determination date or on any call notice date, whichever is earlier. Immediately after that time, the exchange right will expire and may not be exercised, although the holder will be entitled to receive the benefit, if any, of an automatic exchange as described under "-- Automatic Exchange" below.

      ONLY HOLDER MAY EXERCISE EXCHANGE RIGHT. If your note is issued in global form, the depositary or its nominee is the holder of your note and therefore is the only entity that can exercise the exchange right with respect to your note. If you would like the holder to exercise the exchange right, you should give proper and timely instructions to the bank or broker through which you hold your interest in your note, requesting that it notify the depositary to exercise the exchange right on your behalf. Different firms have different deadlines for accepting instructions from their customers, and you should take care to act promptly enough to ensure that your request is given effect by the depositary before the deadline for exercise. Similar concerns apply if you hold your note in street name.

   Book-entry, street name and other indirect holders should contact their banks and brokers for information about how to exercise the exchange right in a timely manner.

CONSEQUENCES OF A MARKET DISRUPTION EVENT

      The exchange right provisions described above are subject to the following consequences of a market disruption event. If a market disruption event occurs or is continuing on a day that would otherwise be an exchange notice date, then that exchange notice date will be postponed to the next business day on which a market disruption event does not occur and is not continuing. In no event, however, will any exchange notice date be postponed by more than five business days. If the exchange notice date is postponed, the related exchange date will also be postponed, to the fifth business day after the exchange notice date.

      If the exchange notice date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the exchange notice date. If the closing level of the index that must be used to determine the exchange value is not available on the exchange notice date, either because of a market disruption event or for any other reason, the calculation agent will nevertheless determine that closing level based on its assessment, made in its sole discretion, of the level of the index on that day.

                                 OUR CALL RIGHT

      We may redeem the offered notes, including your note, in whole but not in part, at any time after the interest payment date on November 7, 2002, at our option, for cash at 100% of the outstanding face amount plus any accrued and unpaid interest to the call date.

      If we choose to exercise our call right described above, we will notify the holder of your note and the trustee not less than 5 nor more than 15 business days before the date we select for redemption, in the manner described in the accompanying prospectus. The day we give the notice, which will be a business day, will be the call notice date and the day we select for redemption, which we will set forth in the call notice, will be the call date, at least initially. After we give a call notice specifying the call date, we may nevertheless postpone the call date without further notice for up to five business days because of a market disruption event, as described under "-- Automatic Exchange -- Consequences of a Market Disruption Event" below. We will not give a call notice that results in a call date later than the stated maturity date.

      If we exercise our call right, the holder will be entitled to the benefit, if any, of an automatic exchange as described under "-- Automatic Exchange" below. If an automatic exchange occurs in that situation, we will not redeem your note as described above.

      If we give the holder a call notice and an automatic exchange does not occur, then we will redeem the entire outstanding face amount of your note as follows. On the call date, we will pay the redemption price in cash, together with accrued and unpaid interest to the call date, in the manner described under "Manner of Payment and Delivery" below.

      Except as described above in this subsection or under "-- Holder's Exchange Right", we will not be permitted to redeem your note and the holder will not be entitled to require us to repay your note before the stated maturity date.

                               AUTOMATIC EXCHANGE

      An automatic exchange of your note may occur as follows on either the stated maturity date or a call date.

ON STATED MATURITY DATE

      If the holder does not exercise the exchange right for the entire outstanding face amount of your note by 11:00 A.M., New York City time, on the business day before the determination date and we do not exercise our call right, the following will apply. On the determination date, the calculation agent will determine the automatic exchange value for the outstanding face amount of the note as if your note were exchanged and the determination date were an exchange notice date. To determine this automatic exchange value, the calculation agent will multiply the closing level of the index on the determination date by the exchange rate and by the outstanding face amount and divide the resulting product by $1,000, except in the limited circumstances described under "-- Consequences of a Market Disruption Event" below.

      If the automatic exchange value described above exceeds the sum of:

- the face amount of your note then outstanding plus

- the amount of the regular interest installment that would become due on the outstanding face amount of your note on the stated maturity date if your note were not exchanged or redeemed,

then, regardless of the holder's wishes and without any notice being given or other action being taken by the holder, the remaining portion of your note will automatically be exchanged as follows. On the stated maturity date, we will pay to the holder the automatic exchange value, based on the closing index level described above. The holder will not be entitled to receive the regular interest installment that would become due on your note on the stated maturity date in the absence of an automatic exchange. We discuss this matter under "-- Interest Payments" below.

      If the automatic exchange value described above does not exceed the sum of the outstanding face amount and the regular interest installment described above, then we will pay the principal amount, together with accrued interest, on the stated maturity date. We describe this payment under "-- Payment of Principal on Stated Maturity Date" above.

ON CALL DATE

      If we exercise our call right, the holder will receive the benefit, if any, of an automatic exchange as follows. Prior to the call date, the calculation agent will determine the automatic exchange value of your note as if your note were to be exchanged and the call notice date were an exchange notice date. To determine this automatic exchange value, the calculation agent will multiply the closing level of the index on the call notice date by the exchange rate and by the outstanding face amount and divide the resulting product by $1,000, except in the limited circumstances described under "Consequences of a Market Disruption Event" below.

      If the automatic exchange value described above exceeds the sum of:

- the redemption price that would be payable to the holder on the call date, plus

- the amount of interest that would accrue on the outstanding face amount of your note from and after the last interest payment date before the call date to the call date,

then, regardless of the holder's wishes and without any notice being given or other action being taken by the holder, the remaining portion of your note will automatically be exchanged as follows. On the call date, we will pay to the holder the automatic exchange value based on the index level described above. The holder will not be entitled to receive any interest that accrues on your note from and after the last interest payment date to the call date. We discuss this matter under "-- Interest Payments" below.

      If the automatic exchange value referred to above does not exceed the sum of the redemption price and accrued interest described above, then we will redeem your note in accordance with our call right. We describe this right under "-- Our Call Right" above.

CONSEQUENCES OF A MARKET DISRUPTION EVENT

      As described above, the calculation agent will use the closing level of the index on a particular day -- which we call a pricing date -- to determine the amount of cash that would be payable in an automatic exchange on the stated maturity date or a call date. This procedure will be subject to the following two rules, however:

- If a market disruption event occurs or is continuing on a day that would otherwise be a pricing date, then the calculation agent will instead use the closing level of the index on the first business day after that day on which no market disruption event occurs or is continuing. That first business day, however, may not be later than the determination date, in the case of an automatic exchange on the stated maturity date, or later than the fifth business day after the call notice date, in the case of an automatic exchange on the call date. We refer to that first business day as a deferred pricing date and to the latest business day on which a deferred pricing date can occur as the latest possible pricing date.

- If a market disruption event occurs or is continuing on a day that would otherwise be a pricing date and on each subsequent business day through and including the latest possible pricing date, the calculation agent will nevertheless determine the closing level of the index, and the deferred pricing date will occur, on the latest possible pricing date. If the closing level of the index is not available on that date, either because of a market disruption event or for any other reason, the calculation agent will determine the closing level of the index based on its assessment, made in its sole discretion, of the index level on the latest possible pricing date. The calculation agent will use the closing level of the index on the latest possible pricing date, however determined, instead of the closing level of the index described earlier.

      In determining the amount of cash that would be payable in an automatic exchange on a call date, the calculation agent may use the closing level of the index on a deferred pricing date, as described in the two rules above. If that happens, the call date will be the later of the original call date and the fifth business day after the deferred pricing date. Consequently, if we exercise our call right and give the holder a call notice specifying the call date, we may nevertheless postpone the call date up to five business days after the specified date because of a market disruption event. We may do so without further notice to the holder or any other person and whether your note is redeemed or an automatic exchange occurs on the call date. We will not exercise our call right, however, in a manner that would result in the call date being later than the stated maturity date.

                               INTEREST PAYMENTS

      Interest will accrue on the outstanding face amount of your note and will be calculated and paid as described in the accompanying prospectus with regard to fixed rate notes, except that the interest payment and regular record dates will be those specified on the front cover of this prospectus supplement. If the stated maturity date does not occur on November 7, 2005, however, the interest payment date scheduled for November 7, 2005 will instead occur on the stated maturity date.

CONSEQUENCES OF A VOLUNTARY EXCHANGE

      If the holder exercises the exchange right, the following four rules will apply to the exchanged portion of your note:

- IF THE EXCHANGE DATE OCCURS ON AN INTEREST PAYMENT DATE, interest will accrue on the exchanged portion to, but excluding, that interest payment date. We will pay the accrued interest on that interest payment date to whoever is the holder on the related regular record date.

- IF THE EXCHANGE DATE OCCURS AFTER AN INTEREST PAYMENT DATE BUT ON OR BEFORE THE NEXT REGULAR RECORD DATE, interest will accrue and be paid on the exchanged portion only to, and excluding, that prior interest payment date and not for the later period that precedes the exchange date.

- IF THE EXCHANGE DATE OCCURS ON OR BEFORE THE FIRST REGULAR RECORD DATE, interest will not accrue or be paid on the exchanged portion of your note.

- IF THE EXCHANGE DATE OCCURS AFTER A REGULAR RECORD DATE BUT BEFORE THE RELATED INTEREST PAYMENT DATE, interest will accrue on the exchanged portion to, but excluding, that interest payment date. We will pay this accrued interest on that interest payment date, to whoever is the holder on the related regular record date. On the exchange notice date, however, the holder exercising the exchange right will be required to pay us the amount of interest that will become payable on the exchanged portion of your note on that interest payment date.

      As long as your note is in global form, the regular record date will be the business day before the related interest payment date, so that no exchange date can occur between those two dates. Consequently, the fourth rule above will have no practical effect on your note unless and until your note ceases to be in global form. We describe the situations in which we may terminate a global note in the accompanying prospectus under "Legal Ownership and Book-Entry
Issuance -- What Is a Global Note?".

      Because of the rules described above, if you decide to exchange your note, you may lose the right to receive interest on your note for the interest period in which the exchange occurs.

CONSEQUENCES OF AN AUTOMATIC EXCHANGE

      The four rules described in the prior subsection do not apply if an automatic exchange occurs. IF AN AUTOMATIC EXCHANGE OCCURS, EITHER ON THE STATED MATURITY DATE OR EARLIER BECAUSE WE EXERCISE OUR CALL RIGHT, WE WILL NOT PAY ANY INTEREST THAT ACCRUES ON THE EXCHANGED PORTION OF YOUR NOTE FROM AND AFTER THE LAST INTEREST PAYMENT DATE PRIOR TO THE AUTOMATIC EXCHANGE -- I.E., FROM AND AFTER THE LAST INTEREST PAYMENT DATE PRIOR TO THE STATED MATURITY DATE OR THE CALL DATE, AS THE CASE MAY BE. As described above under "-- Our Call Right", we will not be entitled to redeem your note until after the interest payment date on November 7, 2002.

                         DEFAULT AMOUNT ON ACCELERATION

      If an event of default occurs and the maturity of your note is accelerated, we will pay the default amount in respect of the principal of your note at the maturity. We describe the default amount below under "-- Special Calculation Provisions".

      For the purpose of determining whether the holders of our Series B medium-term notes, which include the offered notes, are entitled to take any action under the indenture, we will treat the outstanding face amount of each offered note as the outstanding principal amount of your note. Although the terms of the offered notes differ from those of the other Series B medium-term notes, holders of specified percentages in principal amount of all Series B medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series B medium-term notes, including the offered notes. This action may involve changing some of the terms that apply to the Series B medium-term notes, accelerating the maturity of the Series B medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the accompanying prospectus under "Description of Debt Securities We May Offer -- Default, Remedies and Waiver of Default" and "-- Modification of the Indentures and Waiver of Covenants".

                               MANNER OF PAYMENT

      Any payment on your note at maturity or any exchange date or on any call date will be made to an account designated by the holder of your note and approved by us, or at the office of the trustee in New York City, but only when the note is surrendered to the trustee at that office. We may pay interest due on any interest payment date by check mailed to the person who is the holder on the regular record date. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

                             MODIFIED BUSINESS DAY

      As described in the accompanying prospectus, any payment on your note that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date. For your note, however, the term business day has a different meaning than it does for other Series B medium-term notes. We discuss this term under "-- Special Calculation Provisions" below.

                           ROLE OF CALCULATION AGENT

      The calculation agent in its sole discretion will make all determinations regarding the closing level of the index, market disruption events, automatic exchange, business days, the default amount and the amount payable in respect of your note. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.

      Please note that Goldman, Sachs & Co. is serving as the calculation agent as of the original issue date of your note. We may change the calculation agent after the original issue date without notice.

                         SPECIAL CALCULATION PROVISIONS

BUSINESS DAY

      When we refer to a business day with respect to your note, we mean a day that is a business day of the kind described in the accompanying prospectus but that is not a day on which The Nasdaq Stock Market is not open for trading or on which the index is not calculated and published by the index sponsor because the index sponsor is not open for business.

DEFAULT AMOUNT

      The default amount for your note on any day will be an amount, in the specified currency for the principal of your note, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to your note as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to your note. That cost will equal:

- the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

- the reasonable expenses, including reasonable attorneys' fees, incurred by the holder of your note in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for your note, which we describe below, the holder and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest -- or, if there is only one, the only -- quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

      DEFAULT QUOTATION PERIOD. The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

- no quotation of the kind referred to above is obtained or

- every quotation of that kind obtained is objected to within five business days after the due day as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

      In any event, if the default quotation period and the subsequent two business day objection period have not ended before the determination date, then the default amount will equal the principal amount of your note.

      QUALIFIED FINANCIAL INSTITUTIONS. For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

- A-1 or higher by Standard & Poor's Ratings Group or any successor, or any other comparable rating then used by that rating agency, or

- P-1 or higher by Moody's Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

MARKET DISRUPTION EVENT

      Any of the following will be a market disruption event:

- a suspension, absence or material limitation of trading in index stocks constituting 20% or more, by weight, of the index on their primary market, in each case for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or

- a suspension, absence or material limitation of trading in option or futures contracts relating to the index or to index stocks constituting 20% or more, by weight, of the index, if available, in the primary market for those contracts, in each case for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or

- index stocks constituting 20% or more, by weight, of the index, or option or futures contracts relating to the index or to index stocks constituting 20% or more, by weight, of the index, if available, do not trade on what was the primary market for those index stocks or contracts, as determined by the calculation agent in its sole discretion, and, in any of these events, the calculation agent determines in its sole discretion that the event materially interferes with the ability of The Goldman Sachs Group, Inc. or any of its affiliates to unwind all or a material portion of a hedge with respect to the offered notes that we or our affiliates have effected or may effect as described below under "Use of Proceeds and Hedging".

      The following events will not be market disruption events:

- a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market, and

- a decision to permanently discontinue trading in the option or futures contracts relating to the index or to any index stock.

      For this purpose, an "absence of trading" in the primary securities market on which an index stock, or on which option or futures contracts relating to the index or an index stock, are traded will not include any time when that market is itself closed for trading under ordinary circumstances. In contrast, a suspension or limitation of trading in an index stock or in option or futures contracts relating to the index or an index stock, if available, in the primary market for that stock or those contracts, by reason of:

- a price change exceeding limits set by that market, or

- an imbalance of orders relating to that stock or those contracts, or

- a disparity in bid and ask quotes relating to that stock or those contracts,

will constitute a suspension or material limitation of trading in that stock or those contracts in that primary market.

      As is the case throughout this prospectus supplement, references to the index in this description of market disruption events includes the index and any successor index as it may be modified, replaced or adjusted from time to time.

                       HYPOTHETICAL RETURNS ON YOUR NOTE

      In the table below, we compare the total return on owning the index stocks (having the same relative weightings as they do in the index) to the total return on owning your note, in each case during the five-year period from the trade date to the stated maturity date. The information in the table is based on hypothetical market values for the index stock and your note at the end of this five-year period, and on the assumptions set forth in the box below. In the paragraphs following the table, we explain how we have calculated these hypothetical returns.

             ASSUMPTIONS
Original issue price,
  expressed as a
  percentage of the face
  amount                          100%

Exchange rate                  0.25262

Reference level of index
  (as determined on the
  trade date)                    3,148

Premium (as a percentage
  of the reference level
  of index)                     25.75%

Index dividend yield             0.04%

No change in or affecting
  any of the index stocks
  or the method by which
  the index sponsor
  calculates the index
  level

No change in the relative
  weighting of any index
  stock

Automatic exchange in full
  on the stated maturity
  date -- i.e., no prior
  redemption or voluntary
  exchange

No market disruption event
  occurs

      We calculate the total return on your note based on an exchange rate of
0.25262 for each $1,000 of the outstanding face amount of your note. This exchange rate was determined by dividing $1,000 by the product of the reference index level times one plus a premium of 25.75%. Because the exchange rate has been determined in this manner, the closing level of the index must increase by the stated maturity date to an amount equal to the reference index level times one plus the premium in order for the cash value that would be deliverable in exchange for any portion of your note on the stated maturity date to equal the face amount of the exchanged portion. There is no assurance that the closing index level will increase to that extent by the stated maturity date.

      For information about the level of the index in recent periods, see -- "Historical Closing Levels of the Index" below.

      As stated above, the following table assumes that dividends will be paid on the index stocks. We do not know, however, whether or to what extent the issuers of the index stocks will pay dividends in the future. These are matters that will be determined by the issuers of the index stocks and not by us. Consequently, the amount of dividends actually paid on the index stocks by their issuers, and, therefore, the rate of return on the index stocks, during the life of the offered notes may differ substantially from the information reflected in the table below.

      The following table is provided for purposes of illustration only. It should not be taken as an indication or prediction of future investment results and is intended merely to illustrate the impact that various hypothetical market values at the end of the indicated period could have on the rates of return on the index and your note, assuming all other variables remained constant.

                       Index                                    Your Note
---------------------------------------------------   ------------------------------
                     Hypothetical
                    Closing Index
                  Level as on Stated                   Hypothetical
 Hypothetical     Maturity Date as %                  Market Value on
 Closing Index    of Reference Index   Hypothetical   Stated Maturity   Hypothetical
Level on Stated     Level on Trade     Pretax Total    Date as % of     Pretax Total
 Maturity Date           Date             Return        Face Amount        Return
---------------   ------------------   ------------   ---------------   ------------
   1,574.00               50%              -49.8%          100.0%           1.25%
   1,888.80               60%              -39.8%          100.0%           1.25%
   2,203.60               70%              -29.8%          100.0%           1.25%
   2,518.40               80%              -19.8%          100.0%           1.25%
   2,833.20               90%               -9.8%          100.0%           1.25%
   3,148.00              100%                0.2%          100.0%           1.25%
   3,462.80              110%               10.2%          100.0%           1.25%
   3,777.60              120%               20.2%          100.0%           1.25%
   4,092.40              130%               30.2%          103.4%           4.50%
   4,407.20              140%               40.2%          111.3%          12.46%
   4,722.00              150%               50.2%          119.3%          20.41%
   5,036.80              160%               60.2%          127.2%          28.36%
   5,351.60              170%               70.2%          135.2%          36.31%
   5,666.40              180%               80.2%          143.1%          44.27%
   5,981.20              190%               90.2%          151.1%          52.22%
   6,296.00              200%              100.2%          159.0%          60.17%

                                ---------------

      The hypothetical total return on the index represents the difference between (i) the hypothetical closing index level on the stated maturity date plus the dividends that would be paid at the assumed dividend yield rate during the five-year period from the trade date to the stated maturity date, without reinvestment of those dividends, and (ii) the reference index level. This difference is expressed as a percentage of the reference index level.

      The hypothetical total return on your note represents the difference between (i) the hypothetical market value of your note on the stated maturity date plus the amount of interest that would be payable on your note during the five-year period from the trade date to the stated maturity date, without reinvestment of that interest, and (ii) the hypothetical market value of your note on the trade date. This difference is expressed as a percentage of the hypothetical market value on the trade date. For this purpose, we have assumed that the market value of your note on the trade date will equal the outstanding face amount but that the market value on the stated maturity date will equal the greater of the outstanding face amount and the automatic exchange value that we would be obligated to pay on that date in an automatic exchange. There will be no automatic exchange on the stated maturity date, however, unless the automatic exchange value to be paid on that date exceeds the sum of the outstanding face amount plus the amount of the regular interest installment payable on your note on that date. Moreover, if an automatic exchange occurs, the holder will not be entitled to receive that final regular interest installment. Therefore, we have assumed that unless the automatic exchange value exceeds that sum, the market value of your note on the stated maturity date will equal the outstanding face amount. We have also assumed that the closing level of the index will be the same on the determination date and the stated maturity date.

   We cannot predict the level of the index or the market value of your note, nor can we predict the relationship between the two. Moreover, the assumptions we have made in connection with the illustration set forth above may not reflect actual events. Consequently, the total return that an investor in a note would actually achieve, as well as how that return would compare to the total return that an investor in the index would actually achieve, may be very different from the information reflected in the table above.

                          USE OF PROCEEDS AND HEDGING

      We will use the net proceeds we receive from the sale of the offered notes for the purposes we describe in the accompanying prospectus under "Use of Proceeds". We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the offered notes as described below.

      In anticipation of the sale of the offered notes, we and/or our affiliates expect to enter into hedging transactions involving purchases of the index stocks or listed and over-the-counter options or other instruments based on the index or index stocks prior to and/or on the trade date. From time to time, we and/or our affiliates may enter into additional hedging transactions or unwind those we have entered into. In this regard, we and/or our affiliates may:

- acquire or dispose of the index stocks or other securities of the index stock issuers,

- take short positions in the index stocks or other securities of the index stock issuers -- i.e., we and/or our affiliates may sell securities of the kind that we do not own or that we borrow for delivery to purchaser,

- take or dispose of positions in listed or over-the-counter options or other instruments based on the index or index stocks, and/or

- take or dispose of positions in listed or over-the-counter options or other instruments based on indices designed to track the performance of the index or other components of the U.S. equity market.

      We and/or our affiliates may acquire a long or short position in securities similar to the offered notes from time to time and may, in our or their sole discretion, hold or resell those securities.

      We and/or our affiliates may close out our or their hedge on or before the determination date. That step may involve sales or purchases of the index stocks, listed or over-the-counter options on the index stocks or listed or over-the-counter options or other instruments linked to the index or index stocks or options or other instruments linked to indices designed to track the performance of the index or other components of the U.S. equity market.

   The hedging activity discussed above may adversely affect the market value of your note from time to time. See "Additional Risk Factors Specific to Your Note -- Trading and Other Transactions by Goldman Sachs in Securities Linked to the Index Stocks May Impair the Value of Your Note" and "-- Our Business Activities May Create Conflicts of Interest Between You and Us" for a discussion of these adverse effects.

                                   THE INDEX

      We have derived all information regarding the index contained in this prospectus supplement, including its make-up, method of calculation and changes in its components, from publicly available information. That information reflects the policies of, and is subject to change by, The Nasdaq Stock Market, which is the index sponsor and is commonly referred to as Nasdaq. Nasdaq owns the copyright and all other rights to the index. Nasdaq has no obligation to continue to publish, and may discontinue publication of, the index. The consequences of Nasdaq discontinuing the index are described above in the section entitled "Specific Terms of Your Note -- Discontinuance or Modification of the Index".

      The Nasdaq-100 Index(R) is a modified capitalization-weighted index of 100 of the largest and most actively traded stocks of non-financial companies listed on the Nasdaq National Market tier of the National Market System. The index was first published in January 1985 and includes companies across a variety of major industry groups. As of September 30, 2000, the major industry groups covered in the index (listed according to their respective capitalization in the index) were as follows: computer and office equipment (41.3%), computer software/ services (26.9%), telecommunications (19.6%), biotechnology (5.3%), services (3.2%), retail/wholesale trade (2.5%), health care (0.6%), manufacturing (0.5%) and transportation (0.1%). Current information regarding the market value of the index is available from Nasdaq and from numerous market information services. The index is determined, comprised and calculated by Nasdaq without regard to the offered notes.

                            COMPUTATION OF THE INDEX

UNDERLYING STOCK ELIGIBILITY CRITERIA AND ANNUAL RANKING REVIEW

      To be eligible for inclusion in the index, a security must be traded on the Nasdaq National Market tier of The Nasdaq Stock Market and meet the following criteria:

      (1) the security must be of a non-financial company;

      (2) only one class of security per issuer is allowed;

      (3) the security may not be issued by an issuer currently in bankruptcy proceedings;

      (4) the security must have an average daily trading volume of at least 100,000 shares per day;

      (5) the security must have "seasoned" on The Nasdaq Stock Market or another recognized market (generally, a company is considered to be seasoned by Nasdaq if it has been listed on the market system for at least two years; in the case of spinoffs, the operating history of the spinoff will be considered);

      (6) if a security would otherwise qualify to be in the top 25% of the issuers included in the index by market capitalization, then a one-year "seasoning" criteria would apply;

      (7) if the security is of a foreign issuer, the company must have a worldwide market value of at least $10 billion, a U.S. market value of at least $4 billion and average trading volume on The Nasdaq Stock Market of at least 200,000 shares per day; in addition, foreign securities must be eligible for listed options trading; and

      (8) the issuer of the security may not have entered into a definitive agreement or other arrangement which would result in the security no longer being listed on The Nasdaq Stock Market within the next six months.

      These index eligibility criteria may be revised from time to time by the National Association of Securities Dealers, Inc., the corporate parent of Nasdaq, without regard to the offered notes.

      The underlying stocks are evaluated annually as follows, except under extraordinary circumstances that may result in an interim evaluation (the "Ranking Review"). Securities listed on The Nasdaq

Stock Market which meet the above eligibility criteria are ranked by market value. Index-eligible securities which are already in the index and which are in the top 150 eligible securities (based on market value) are retained in the index provided that such security was ranked in the top 100 eligible securities as of the previous Ranking Review. Securities not meeting such criteria are replaced. The replacement securities chosen are those index-eligible securities not currently in the index which have the largest market capitalization. Generally, the list of annual additions and deletions is publicly announced via a press release in the early part of December. Replacements are made effective after the close of trading on the third Friday in December. Moreover, if at any time during the year an underlying stock is no longer traded on The Nasdaq Stock Market, or is otherwise determined by Nasdaq to become ineligible for continued inclusion in the index, the security will be replaced with the largest market capitalization security not currently in the index and meeting the index eligibility criteria listed above.

      In addition to the Ranking Review, the securities in the index are monitored every day by Nasdaq with respect to changes in total shares outstanding arising from secondary offerings, stock repurchases, exchanges or other corporate actions. Nasdaq has adopted the following quarterly scheduled weight adjustment procedures with respect to such changes. If the change in total shares outstanding arising from such corporate action is greater than or equal to 5.0%, such change is ordinarily made to the index on the evening prior to the effective date of such corporate action or as soon as practical thereafter. Otherwise, if the change in total shares outstanding is less than 5.0%, then all such changes are accumulated and made effective at one time on a quarterly basis after the close of trading on the third Friday in each of March, June, September and December. In either case, the index share weights for such underlying stocks are adjusted by the same percentage amount by which the total shares outstanding have changed in such underlying stocks. Ordinarily, whenever there is a change in index share weights or a change in a component security included in the index, Nasdaq adjusts the divisor to assure that there is no discontinuity in the value of the index that might otherwise be caused by any such change.

CALCULATION OF THE INDEX

      The index is calculated under a "modified capitalization-weighted" methodology, which is a hybrid between equal weighting and conventional capitalization weighting. This methodology is expected to: (1) retain in general the economic attributes of capitalization weighting; (2) promote portfolio weight diversification (thereby limiting domination of the index by a few large stocks); (3) reduce index performance distortion by preserving the capitalization ranking of companies; and (4) reduce market impact on the smallest underlying stocks from necessary weight rebalancings.

      Under the methodology employed, on a quarterly basis coinciding with Nasdaq's quarterly scheduled weight adjustment procedures, the underlying stocks are categorized as either "large stocks" or "small stocks" depending on whether their current percentage weights (after taking into account such scheduled weight adjustments due to stock repurchases, secondary offerings or other corporate actions) are greater than, or less than or equal to, the average percentage weight in the index (i.e., as a 100-stock index, the average percentage weight in the index is 1.0%).

      Such quarterly examination will result in an index rebalancing if either one or both of the following two weight distribution requirements are not met:
(1) the current weight of the single largest market capitalization underlying stock must be less than or equal to 24.0% and (2) the "collective weight" of those underlying stocks whose individual current weights are in excess of 4.5%, when added together, must be less than or equal to 48.0%. In addition, Nasdaq may conduct a special rebalancing if it is determined necessary to maintain the integrity of the index.

      If either one or both of these weight distribution requirements are not met upon quarterly review or Nasdaq determines that a special rebalancing is required, a weight rebalancing will be performed. First, relating to weight distribution requirement (1) above, if the current weight of the single largest underlying stock exceeds 24.0%, then the weights of all large stocks will be scaled down proportionately towards 1.0% by enough for the adjusted weight of the single largest underlying stock to be set to 20.0%. Second, relating to weight distribution requirement (2) above, for those underlying stocks whose individual current weights or adjusted weights in accordance with the preceding step are in excess of 4.5%, if their "collective weight" exceeds 48.0%, then the weights of all large stocks will be scaled down proportionately towards 1.0% by just enough for the "collective weight", so adjusted, to be set to 40.0%.

      The aggregate weight reduction among the large stocks resulting from either or both of the above rescalings will then be redistributed to the small stocks in the following iterative manner. In the first iteration, the weight of the largest small stock will be scaled upwards by a factor which sets it equal to the average index weight of 1.0%. The weights of each of the smaller remaining small stocks will be scaled up by the same factor reduced in relation to each stock's relative ranking among the small stocks such that the smaller the underlying stock in the ranking, the less the scale-up of its weight. This is intended to reduce the market impact of the weight rebalancing on the smaller component securities in the index.

      In the second iteration, the weight of the second largest small stock, already adjusted in the first iteration, will be scaled upwards by a factor which sets it equal to the average index weight of 1.0%. The weights of each of the smaller remaining small stocks will be scaled up by this same factor reduced in relation to each stock's relative ranking among the small stocks such that, once again, the smaller the stock in the ranking, the less the scale-up of its weight.

      Additional iterations will be performed until the accumulated increase in weight among the small stocks exactly equals the aggregate weight reduction among the large stocks from rebalancing in accordance with weight distribution requirement (1) and/or weight distribution requirement (2).

      Then, to complete the rebalancing procedure, once the final percentage weights of each index security are set, the index share weights will be determined again based upon the last sale prices and aggregate capitalization of the index at the close of trading on the Thursday in the week immediately preceding the week of the third Friday in March, June, September and December. Changes to the index share weights will be made effective after the close of trading on the third Friday in March, June, September and December and an adjustment to the index divisor will be made to ensure continuity of the index.

      Ordinarily, new rebalanced weights will be determined by applying the above procedures to the current index share weights. However, Nasdaq may from time to time determine rebalanced weights, if necessary, by instead applying the above procedure to the actual current market capitalization of the index components. In such instances, Nasdaq would announce the different basis for rebalancing prior to its implementation.

      Neither The Goldman Sachs Group, Inc. nor any of its affiliates accepts any responsibility for the calculation, maintenance or publication of, or for any error, omission or disruption in, the index or any successor index. The index sponsor does not guarantee the accuracy or the completeness of the index or any data included in the index. The index sponsor assumes no liability for any errors, omissions or disruption. The index sponsor disclaims all responsibility for any errors or omissions in the calculation and dissemination of the index or the manner in which the index is applied in determining any reference index level or final index level or any amount payable on maturity of the offered notes.

                     HISTORICAL CLOSING LEVELS OF THE INDEX

      The first table below sets forth the closing levels of the index on the last business day of each year from 1989 through 1995. The second table below sets forth the high, the low and the last closing levels of the index for each of the four calendar quarters in 1996, 1997, 1998 and 1999, and for the four calendar quarters in 2000, through October 31, 2000, all as published by Nasdaq. We obtained the closing levels listed in the two tables below from Bloomberg Financial Services, without independent verification.

      Since its inception, the level of the index has experienced significant fluctuations. Any historical upward or downward trend in the closing level of the index during any period shown below is not an indication that the index is more or less likely to increase or decrease at any time during the term of your note. You should not take the historical levels of the index as an indication of future performance. We cannot give you any assurance that the future performance of the index or the index stocks will result in you receiving an amount greater than the outstanding face amount of your note on the stated maturity date.

                      YEAR-END CLOSING LEVELS OF THE INDEX

                    YEAR                       CLOSING LEVEL
                    ----                       -------------
1989.........................................      223.84
1990.........................................      200.53
1991.........................................      330.86
1992.........................................      360.19
1993.........................................      398.28
1994.........................................      404.27
1995.........................................      576.23

              QUARTERLY HIGH, LOW AND CLOSING LEVELS OF THE INDEX

                                                              HIGH            LOW            CLOSE
                                                            --------        --------        --------
1996
  Quarter ended March 31..................................    643.41          534.42          609.69
  Quarter ended June 30...................................    699.35          604.07          677.30
  Quarter ended September 30..............................    745.73          598.34          737.58
  Quarter ended December 31...............................    856.64          731.21          821.36
1997
  Quarter ended March 31..................................    925.52          797.06          797.06
  Quarter ended June 30...................................    989.37          783.92          957.30
  Quarter ended September 30..............................  1,145.07          953.44        1,097.17
  Quarter ended December 31...............................  1,148.21          938.99          990.80
1998
  Quarter ended March 31..................................  1,220.66          956.19        1,220.66
  Quarter ended June 30...................................  1,339.71        1,163.98        1,337.34
  Quarter ended September 30..............................  1,465.89        1,140.34        1,345.48
  Quarter ended December 31...............................  1,836.01        1,128.88        1,836.01
1999
  Quarter ended March 31..................................  2,144.66        1,854.39        2,106.39
  Quarter ended June 30...................................  2,296.77        1,967.84        2,296.77
  Quarter ended September 30..............................  2,545.41        2,163.77        2,407.90
  Quarter ended December 31...............................  3,707.83        2,362.11        3,707.83
2000
  Quarter ended March 31..................................  4,704.73        3,340.81        4,397.84
  Quarter ended June 30...................................  4,291.53        3,023.42        3,763.79
  Quarter ended September 30..............................  4,099.30        3,477.31        3,570.61
  Quarter ending December 31 (through October 31, 2000)...  3,457.97        3,004.45        3,282.30
  Closing level on October 31, 2000.......................                                  3,282.30

                               LICENSE AGREEMENT

      Nasdaq and The Goldman Sachs Group, Inc. have entered into a non-exclusive license agreement providing for the license to The Goldman Sachs Group, Inc., in exchange for a fee, of the right to use the index in connection with the issuance of certain securities, including the offered notes. Goldman, Sachs & Co. is a sub-licensee to that license agreement.

      The offered notes are not sponsored, endorsed, sold or promoted by The Nasdaq Stock Market or its affiliates, referred to collectively as the "Corporations". The Corporations have not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the offered notes. The Corporations make no representation or warranty, express or implied, to the owners of the offered notes or any member of the public regarding the advisability of investing in securities generally or in the offered notes particularly, or the ability of the index to track general stock market performance. The Corporations' only relationship to Goldman Sachs is in the licensing of the Nasdaq-100(R), Nasdaq-100 Index(R) and Nasdaq(R) trademarks or service marks, and certain trade names of the Corporations and the use of the index which is determined, composed or calculated by the Corporations without regard to Goldman Sachs or the offered notes. The Corporations have no obligation to take the needs of Goldman Sachs or the owners of the offered notes into consideration in determining, composing or calculating the index. The Corporations are not responsible for and have not participated in the determination of the timing of, prices at or quantities of the offered notes to be issued or in the determination or calculation of the equation by which the offered notes are to be exchanged into cash. The Corporations have no liability in connection with the administration, marketing or trading of the offered notes.

      THE CORPORATIONS DO NOT GUARANTEE THE ACCURACY AND/OR UNINTERRUPTED CALCULATION OF THE INDEX OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY GOLDMAN SACHS, OWNERS OF THE OFFERED NOTES OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WILL THE CORPORATIONS HAVE ANY LIABILITY FOR ANY LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

      All disclosures contained in this prospectus supplement regarding the index, including its make-up, method of calculation and changes in its components, are derived from publicly available information prepared by The Corporations. Goldman Sachs does not assume any responsibility for the accuracy or completeness of that information.

           SUPPLEMENTAL DISCUSSION OF FEDERAL INCOME TAX CONSEQUENCES

   The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus with respect to United States holders. The following section is the opinion of Sullivan & Cromwell, counsel to The Goldman Sachs Group, Inc. Please consult your own tax advisor concerning the U.S. federal income tax and any other applicable tax consequences of owning your note in your particular circumstances.

      Your note will be treated as a single debt instrument subject to special rules governing contingent payment obligations for United States federal income tax purposes. Under those rules, the amount of interest you are required to take into account for each accrual period will be determined by constructing a projected payment schedule for your note and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to your note (the "comparable yield") and then determining as of the issue date a payment schedule that would produce the comparable yield. These rules will generally have the effect of requiring you to include interest in income in respect of your note prior to your receipt of cash attributable to such income.

      It is not entirely clear how the rules governing contingent payment obligations provide for determining the maturity date for debt instruments (such as your note) that provide for a call right or exchange right for purposes of computing the comparable yield and projected payment schedule. It would be reasonable, however, to compute the comparable yield and projected payment schedule for your note (and we intend to make the computation in such a manner) based upon an assumption that your note will remain outstanding until the stated maturity date and the projected contingent payment will be made at such time.

      The comparable yield and projected payment schedule may be obtained from us by contacting the Goldman Sachs Treasury Administration Department, Debt Administration Group, at 212-902-1000. You are required to use the comparable yield and projected payment schedule determined by us in determining your interest accruals in respect of your note unless you timely disclose and justify on your federal income tax return the use of a different comparable yield and projected payment schedule.

   The comparable yield and projected payment schedule is not provided to you for any purpose other than the determination of your interest accruals in respect of your note, and we make no representation regarding the amount of contingent payments with respect to your note.

      If you purchase your note for an amount that differs from the note's adjusted issue price at the time of the purchase, you must determine the extent to which the difference between the price you paid for your note and its adjusted issue price is attributable to a change in expectations as to the projected payment schedule, a change in interest rates, or both, and reasonably allocate the difference accordingly. If the notes are listed on the American Stock Exchange, you may (but are not required to) allocate the difference pro-rata to interest accruals over the remaining term of the debt instrument to the extent that your yield on the note, determined after taking into account amounts allocated to interest, is not less than the applicable U.S. federal rate for the note. The applicable U.S. federal rate will be the U.S. federal short-term rate, if your note is expected to mature within three years of the date you purchase your note, or the U.S. federal mid-term rate, if your note is expected to mature more than three years from the date you purchase your note. These rates are determined monthly by the U.S. Secretary of the Treasury and are intended to approximate the average yield on short- and mid-term U.S. government obligations, respectively. The adjusted issue price of your note will equal your note's original issue price plus any interest deemed to be accrued on your note (under the rules governing contingent payment obligations) as of the time you purchase your note, decreased by the amount of interest payments previously made with respect to your note.

      If the adjusted issue price of your note is greater than the price you paid for your note, you must make positive adjustments increasing the amount of interest that you would otherwise accrue and include in income each year, and the amount of ordinary income (or decreasing the amount of ordinary loss) recognized upon redemption or maturity by the amounts allocated to each of interest and projected payment schedule; if the adjusted issue price of your note is less than the price you paid for your note, you must make negative adjustments, decreasing the amount of interest that you must include in income each year, and the amount of ordinary income (or increasing the amount of ordinary loss) recognized upon redemption or maturity by the amounts allocated to each of interest and projected payment schedule. Adjustments allocated to the interest amount are not made until the date the daily portion of interest accrues.

      Because any Form 1099-OID that you receive will not reflect the effects of positive or negative adjustments resulting from your purchase of a note in the secondary market, you are urged to consult with your tax advisor as to whether and how adjustments should be made to the amounts reported on any Form 1099-OID.

      You will recognize gain or loss upon the sale, exchange, redemption or maturity of your note in an amount equal to the difference, if any, between the fair market value of the amount of cash or index stock you receive at such time and your adjusted basis in your note. In general, your adjusted basis in your note will equal the amount you paid for your note, increased by the amount of interest you previously accrued with respect to your note (in accordance with the comparable yield and the projected payment schedule for your note), decreased by the amount of interest payments you received with respect to your note and increased or decreased by the amount of any positive or negative adjustment, respectively, that you are required to make if you purchase your note in the secondary market.

      Any gain you recognize upon the sale, exchange, redemption or maturity of your note will be ordinary interest income. Any loss you recognize at such time will be ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your note, and thereafter, capital loss.

                    EMPLOYEE RETIREMENT INCOME SECURITY ACT

      This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the offered notes.

      The Employee Retirement Income Security Act of 1974, as amended, which we call "ERISA" and the Internal Revenue Code of 1986, as amended, prohibit certain transactions involving the assets of an employee benefit plan and certain persons who are "parties in interest" (within the meaning of ERISA) or "disqualified persons" (within the meaning of the Internal Revenue Code) with respect to the plan; governmental plans may be subject to similar prohibitions. Therefore, a plan fiduciary considering purchasing notes should consider whether the purchase or holding of such instruments might constitute a prohibited transaction".

      The Goldman Sachs Group, Inc. and certain of its affiliates each may be considered a "party in interest" or a "disqualified person" with respect to many employee benefit plans by reason of, for example, The Goldman Sachs Group, Inc. (or its affiliate) providing services to such plans. Prohibited transactions within the meaning of ERISA or the Internal Revenue Code may arise, for example, if notes are acquired by or with the assets of a pension or other employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Internal Revenue Code (including individual retirement accounts and other plans described in Section 4975(e)(1) of the Internal Revenue
Code), which we call a "Plan", and with respect to which The Goldman Sachs Group, Inc. or any of its affiliates is a "party in interest" or a "disqualified person", unless those notes are acquired under an exemption for transactions effected on behalf of that Plan by a "qualified professional asset manager" or an "in-house asset manager", for transactions involving insurance company general accounts or under another available exemption. The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and the Plan, by purchasing and holding the offered notes, to represent that such purchase and holding of the offered notes will not result in a non-exempt prohibited transaction under ERISA or the Internal Revenue Code (or, with respect to a governmental plan, under any similar applicable law or regulation).

   If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan, and propose to invest in the offered notes, you should consult your legal counsel.

                       SUPPLEMENTAL PLAN OF DISTRIBUTION

      The Goldman Sachs Group, Inc. has agreed to sell to Goldman, Sachs & Co., and Goldman, Sachs & Co. has agreed to purchase from The Goldman Sachs Group, Inc., the aggregate face amount of the offered notes specified on the front cover of this prospectus supplement. Goldman, Sachs & Co. intends to resell the offered notes at the applicable original issue price. In the future, Goldman, Sachs & Co. or other affiliates of The Goldman Sachs Group, Inc. may repurchase and resell the offered notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices. For more information about the plan of distribution and possible market-making activities, see "Plan of Distribution" in the accompanying prospectus.

                        NOTICE TO INVESTORS IN SINGAPORE

      Notes may not be offered or sold, nor may any document or other material in connection with the notes be issued, circulated or distributed, either directly or indirectly, to persons in Singapore other than (i) under circumstances in which the offer or sale does not constitute an offer or sale of the notes to the public in Singapore or (ii) to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent.

                               NOTICE OF EXCHANGE

                                                                  Dated:

The Bank of New York
101 Barclay Street, 21W
Corporate Trust Administration
New York, New York 10286
Attn: Tom Tabor          (212-815-5381)
      Hector Herrera     (212-815-4293)
      Fax:               (212-815-4803)

with a copy to:

Goldman, Sachs & Co.
85 Broad Street
Options and Derivatives Operations
New York, New York 10004
Attn: Sharon Seibold     (212-902-7921)
      Stephen Barnitz    (212-357-4217)
      Fax:               (212-902-7993)

     Re: 0.25% Exchangeable Index-Lined Notes due November 7, 2005, issued by
         The Goldman Sachs Group, Inc. (Linked to the Nasdaq-100 Index(R))

Dear Sirs:

     The undersigned is, or is acting on behalf of, the beneficial owner of a portion of one of the notes specified above, which portion has an outstanding face amount equal to or greater than the amount set forth at the end of this notice of exchange. The undersigned hereby irrevocably elects to exercise the exchange right described in the prospectus supplement dated October 31, 2000 to the prospectus dated May 8, 2000, as supplemented by the prospectus supplement dated May 10, 2000 with respect to the outstanding face amount of the note set forth at the end of this notice of exchange. The exercise is to be effective on the business day on which the trustee has received this notice of exchange, together with all other items required to be delivered on exercise, and the calculation agent has received a copy of this notice of exchange, unless all required items have not been received by 11:00 A.M., New York City time, on that business day, in which case the exercise will be effective as of the next business day. We understand, however, that the effective date in all cases must be no later than the earlier of (i) the business day before the determination date and (ii) any call notice date. The effective date will be the exchange notice date.

     If the note to be exchanged is in global form, the undersigned is delivering this notice of exchange to the trustee and to the calculation agent, in each case by facsimile transmission to the relevant number stated above, or such other number as the trustee or calculation agent may have designated for this purpose to the holder. In addition, the beneficial interest in the face amount indicated below is being transferred on the books of the depositary to an account of the trustee at the depositary.

     If the note to be exchanged is not in global form, the undersigned or the beneficial owner is the holder of the note and is delivering this notice of exchange to the trustee and to the calculation agent by facsimile transmission as described above. In addition, the certificate representing the note and any payment required in respect of accrued interest are being delivered to the trustee.

     If the undersigned is not the beneficial owner of the note to be exchanged, the undersigned hereby represents that it has been duly authorized by the beneficial owner to act on behalf of the beneficial owner.

     Terms used and not defined in this notice have the meanings given to them in the prospectus supplement specified above. The exchange of the note will be governed by the terms of the note.

     The calculation agent should internally acknowledge receipt of the copy of this notice of exchange, in the place provided below, on the business day of receipt, noting the date and time of receipt. The consideration to be delivered or paid in the requested exchange should be made on the fifth business day after the exchange notice date in accordance with the terms of the note.

Face amount of note to be exchanged:

$
--------------------------------------
(must be a multiple of $1,000)

                                          Very truly yours,

                                          --------------------------------------
                                          (Name of beneficial owner or person
                                          authorized to act on its behalf)

                                          --------------------------------------
                                          (Title)

                                          --------------------------------------
                                          (Telephone No.)

                                          --------------------------------------
                                          (Fax No.)

                                          --------------------------------------
                                          (DTC participant account number for
                                          delivery of index stock, if any)

FOR INTERNAL USE ONLY:
----------------------

Receipt of the above notice of
exchange is hereby acknowledged:

GOLDMAN, SACHS & CO., as calculation
agent

By:
--------------------------------------
    (Title)

Date and time of receipt:

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(Date)

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                                      S-31

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  No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell or a solicitation of an offer to buy the securities it describes, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

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                               TABLE OF CONTENTS

                             Prospectus Supplement

                                                 Page
                                                 ----
Additional Risk Factors Specific to Your
  Note.........................................   S-2
Specific Terms of Your Note....................   S-6
Hypothetical Returns on Your Note..............  S-16
Use of Proceeds and Hedging....................  S-19
The Index......................................  S-20
Supplemental Discussion of Federal Income Tax
  Consequences.................................  S-26
Employee Retirement Income Security Act........  S-28
Supplemental Plan of Distribution..............  S-29
Notice of Exchange.............................  S-30
      Prospectus Supplement Dated May 10, 2000
Use of Proceeds................................   S-2
Description of Notes We May Offer..............   S-3
United States Taxation.........................  S-20
Employee Retirement Income Security Act........  S-20
Supplement Plan of Distribution................  S-20
Validity of the Notes..........................  S-22
                     Prospectus
Available Information..........................    ii
Prospectus Summary.............................     1
Ratio of Earnings to Fixed Charges.............     4
Description of Debt Securities We May Offer....     5
Description of Warrants We May Offer...........    27
Description of Purchase Contracts We May
  Offer........................................    33
Description of Units We May Offer..............    38
Description of Preferred Stock We May Offer....    43
Legal Ownership and Book-entry Issuance........    50
Considerations Relating to Securities Issued In
  Bearer Form..................................    56
Considerations Relating to Indexed
  Securities...................................    60
Considerations Relating to Securities
  Denominated or Payable in or Linked to a Non-
  U.S. Dollar Currency.........................    62
United States Taxation.........................    65
Plan of Distribution...........................    83
Employee Retirement Income Security Act........    86
Validity of the Securities.....................    86
Experts........................................    86
Cautionary Statement Pursuant to the Private
  Securities Litigation Reform Act of 1995.....    87

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                                  $20,000,000

                               THE GOLDMAN SACHS
                                  GROUP, INC.

                        0.25% Exchangeable Index-Linked
                           Notes due November 7, 2005
                      (Linked to the Nasdaq-100 Index(R)).
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                              [GOLDMAN SACHS LOGO]

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                              GOLDMAN, SACHS & CO.

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